Exhibit 99.1
CARDIOVASCULAR SYSTEMS REPORTS FISCAL FOURTH-QUARTER AND
FULL-FISCAL 2009 FINANCIAL RESULTS
Fourth-Quarter Net Loss Improves 50-percent Over Prior Year, on a 59-percent Revenue Increase
Conference Call Scheduled for Today, August 19, 2009 at 4 PM CT (5 PM ET)

St. Paul, Minn., August 19, 2009 — Cardiovascular Systems, Inc. (CSI; Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fourth quarter and fiscal year ended June 30, 2009.
CSI’s revenue in the fourth quarter of fiscal 2009 rose to $15.7 million, a 59-percent increase over revenue of $9.9 million in the fourth quarter of last fiscal year. The net loss improved 50 percent to $(5.6) million, or $(0.40) per basic and diluted share, in the fourth quarter, from $(11.3) million, or $(2.34) per basic and diluted share, in the year-ago period. Adjusted EBITDA, calculated as loss from operations, less depreciation and amortization and stock-based compensation expense, also improved by 64 percent to a loss of $(3.6) million versus $(10.0) million in the year-ago period. The number of weighted average common shares outstanding increased to 14.0 million from 8.3 million in the third quarter of fiscal 2009 and 4.9 million in the last quarter of fiscal 2008, primarily due to the February 2009 completion of the reverse merger with Replidyne, Inc. Cash and cash equivalents remained strong at $33.4 million, declining only $4.4 million from the end of the third quarter of fiscal 2009.
David L. Martin, CSI president and chief executive officer, said: “We’ve made significant progress toward our goal to achieve profitability. We have limited operating expense growth, which has improved the bottom line dramatically, and continued to grow our revenue sequentially each quarter. Investments have focused on new procedure and product training for our commercial team, clinical studies to provide useful data to physicians, and product development to expand our peripheral and coronary product portfolios.”
CSI’s primary product is the Diamondback 360º® Peripheral Arterial Disease System, a minimally invasive catheter system for treating peripheral arterial disease (PAD) in leg arteries. The Diamondback 360º removes calcified and fibrotic plaque in just a few minutes of treatment time. Significant blood flow improvements are achieved using the Diamondback 360º alone or with adjunctive use of low-pressure balloon inflation (i.e. three atmospheres of pressure) after vessel compliance has been changed with the Diamondback 360º. An unprecedented safety profile has driven procedures to date to over 15,000 in leading institutions across the United States.
The number of hospitals using the Diamondback 360º rose to 556 by the end of the fiscal 2009 fourth quarter, up sequentially from 487 at the end of the third quarter 2009 and up from 183 at the end of the fiscal 2008 fourth quarter. Sales of disposable device units also grew, with nearly 4,700 units sold in the fourth quarter, up sequentially from 4,600 units sold in the third quarter this fiscal year, and 3,000 units in the fourth quarter of last fiscal year. Both the 90-day reorder rate and the percentage of revenue generated from reorders were strong at nearly 90 percent for the quarter.
The fiscal fourth-quarter gross margin increased to 73 percent from 63 percent in the same period last year, driven by higher disposable volumes, product cost reductions and manufacturing efficiencies. Sales, general and administrative expenses grew 18 percent — a rate less than one-third of the revenue growth
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August 19, 2009

rate — to $14.2 million. The increase was due to expansion of the direct sales organization to just over 100 professionals from 55 in the fourth quarter last year. The commercial team did not grow significantly from third quarter fiscal 2009 and is not expected to grow further in the first quarter of fiscal 2010. CSI invests significantly in innovation and product development; however, research and development expenses declined nearly 50 percent from the fourth quarter last year to $2.8 million, due to the completion and timing of projects.
For the full year of fiscal 2009, revenue grew to $56.5 million, compared to $22.2 million in the same period last year, which only had three quarters of revenue due to the timing of U.S. Food and Drug Administration (FDA) clearance and September 2007 launch of the Diamondback 360º product. The gross margin in fiscal 2009 was 71 percent, up from 60 percent in fiscal 2008, due to higher product volumes, manufacturing efficiencies and product cost reductions.
Fiscal year 2009 net loss was $(31.9) million, compared to $(39.2) million in the prior fiscal year. The lower net loss reflects higher revenue and gross profit, partially offset by investments in sales and marketing, infrastructure to support growth and product development. Adjusted EBITDA for fiscal 2009 narrowed to $(27.0) million from $(30.5) million in the previous fiscal year. Net loss available to common shareholders decreased to $(9.1) million, or $(1.13) per basic and diluted common share, from $(58.6) million, or $(13.25) per share in fiscal 2008. The decrease was driven by a $22.8 million decline in value of preferred stock in fiscal 2009, versus a $19.4 million increase in value in fiscal 2008, and by the lower net loss between periods. All preferred stock and preferred stock warrants were converted to common stock and common stock warrants upon completion of the reverse merger in February 2009.
Growing Clinical Data
In June, the first patient was enrolled in the COMPLIANCE 360° clinical trial, the first of two PAD studies scheduled to begin in calendar 2009. This prospective, randomized, multi-center study will evaluate the clinical benefit of modifying plaque to change large vessel compliance above the knee with the Diamondback 360º. The study compares the performance of the Diamondback 360º, plus low-pressure balloon inflation, if desired, with that of high-pressure balloon inflation alone. The study calls for enrolling 50 patients at five U.S. medical centers.
Hospital internal review board (IRB) submissions are in progress for the CALCIUM 360º study, a prospective, randomized, multi-center study, which will compare the effectiveness of the Diamondback 360º to balloon dilation in treating heavily calcified lesions below the knee. Calcified plaque exists in about 75 percent of lesions below the knee. This study will also enroll 50 patients at five U.S. medical centers.
A retrospective study evaluating the long-term results of 64 patients from the pivotal OASIS trial has been completed. Outcomes were analyzed out to a mean of 29 months and include limb salvage rate, target lesion revascularization rate (TLR) and ankle-brachial index (ABI). Results are expected to be reported by Dr. Barry Weinstock, an interventional cardiologist at Orlando Regional Medical Center, in an abstract at the Transcatheter Cardiovascular Therapeutics (TCT) conference in September 2009.
Martin continued, “Most PAD patients do not receive the care they need. The physical, emotional and financial costs are enormous for patients and their families. CSI is committed to generating scientifically sound and clinically useful data that will guide the best use of limited healthcare resources.”
In addition, based on the excellent clinical outcomes in treating lower-extremity PAD with the Diamondback 360º, CSI intends to leverage the device’s capabilities to expand into the interventional coronary market. A coronary application would address a large market opportunity, further leveraging the company’s core technology and expanding its market potential. In 2008, the company completed the ORBIT I trial, a 50-patient study in India which investigated the safety of the Diamondback 360º device in treating calcified coronary artery lesions. Results successfully met both safety and efficacy endpoints. An
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August 19, 2009

IDE application was recently submitted to the FDA for ORBIT II, a pivotal trial in the United States to evaluate the safety and effectiveness of the Diamondback 360º in treating severely calcified coronary lesions.
Expanding Product Portfolio
CSI recently introduced the ViperCaddy™ guide wire management system. This secure guide wire caddy provides a steady grip on the multiple guide wires used during an interventional procedure to improve the physician’s efficiency. ViperCaddy joins an expanding portfolio of CSI supplemental products, including the ViperSheath™, ViperSlide™, ViperTrack™ and ViperWire™.
In April, CSI began selling peripheral transluminal angioplasty (PTA) balloon catheters from Invatec, a comprehensive provider of interventional products. In some patients, balloon angioplasty may be used in conjunction with the Diamondback 360º. Initial treatment with the Diamondback system can make large vessels above the knee more compliant, so that the Invatec balloons can be expanded with far less pressure, avoiding dissection. CSI is offering the Invatec balloon catheter line, including the SubMarine Plus™ PTA Balloon Catheter, the Admiral Xtreme™ PTA Balloon Catheter and the Amphirion Deep™ PTA Balloon Catheter.
Martin said, “We will continue to expand our product portfolio through distribution and product development — an important strategy to achieve our goal of providing physicians with comprehensive endovascular tools for treating PAD. Offering additional products leverages our investment in our commercial organization.”
First-Quarter Fiscal 2010 Earnings Guidance
For the first fiscal quarter of 2010 ending September 30, 2009, CSI anticipates revenue in the range of $15.7 million to $16.5 million. This represents growth of 35 percent to 42 percent over the first quarter of fiscal 2009. Gross profit as a percentage of revenue is expected to be similar to or slightly higher than in fourth quarter 2009. The company anticipates the net loss to range from $(6.1) million to $(6.6) million, representing a 52-percent to 55-percent improvement over the first quarter of fiscal 2009. On an EPS basis, the loss would be in the range of $(0.42) to $(0.46) per share, based on 14.5 million shares outstanding. The rate of improvement is expected to be greater on an adjusted EBITDA basis. The adjusted EBITDA loss for the first quarter of fiscal 2010 is anticipated to be between $(3.6) million and $(4.1) million, versus $(11.8) million in last year’s first quarter. The improvements in net loss and adjusted EBITDA are due to growth in revenue and gross profit and a decline in operating expenses between periods.
Martin continued, “Balancing progress toward profitability with revenue growth has been a key priority for CSI the last two quarters. In addition, valuable selling time has been dedicated to train our commercial team in new procedural methods for the Diamondback 360º and on the rapidly expanding product portfolio. These initiatives have slowed our growth for the last six months of fiscal 2009 and first six months of fiscal 2010, but position us well for significant, profitable growth over the longer term. Toward that end, we expect to grow revenue by about 30 percent in fiscal year 2010 and achieve our first profitable quarter during fiscal year 2011, while living within our cash resources and debt capacity.”
About the Diamondback 360°® Peripheral Arterial Disease System
CSI’s primary product is the Diamondback 360º, a minimally invasive catheter system for treating PAD in leg arteries. The Diamondback 360º is highly effective in removing plaque in vessels both below the knee and above the knee in just a few minutes of treatment time. Between 8 million and 12 million Americans suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the
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August 19, 2009

pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest, and PAD can lead to tissue loss and eventually limb amputation.
Conference Call Today at 4 PM CT (5 PM ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal fourth-quarter and full year ended June 30, 2009 results today, August 19, 2009, at 4 p.m. CT (5 p.m. ET). To access the call, dial (888) 680-0892 and enter 30902713. Please dial in at least 10 minutes prior to the call. To listen to the live webcast, go to the investor information section of the company’s Web site, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.
For an audio replay of the conference call, dial (888) 286-8010 and enter access number 43101085. The audio replay will be available beginning at 8 p.m. CT on Wednesday, August 19, 2009, through 6 p.m. CT on Friday, August 21, 2009.
Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s plans to initiate two clinical trials in calendar 2009; (ii) growth of our commercial team; (iii) expanding into the interventional coronary market and the large opportunity in that market; (iv) expansion of our product portfolio through distribution and product development; (v) anticipated revenue, gross margin, net loss, and adjusted EBITDA for the first quarter of fiscal 2010 and future periods; (vi) achieving our first profitable quarter and longer term significant, profitable growth; and (vi) cash requirements, are forward looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; dependence on market growth; the difficulty in accurately predicting product, customer and geographic sales mix; product development delays; the reluctance of physicians to accept new products; the impact of competitive products and pricing; dependence on major customers and distribution partners; the difficulty to successfully manage operating costs; fluctuations in quarterly results; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its registration statement on Form S-4 declared effective by the SEC on January 26, 2009. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.
Use of Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.
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About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc. is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. The company’s Diamondback 360°® Peripheral Arterial Disease System is capable of treating a broad range of plaque types both above and below the knee, including calcified vessel lesions, and addresses many of the limitations associated with existing treatment alternatives. In August 2007, the U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° as a therapy for PAD (peripheral arterial disease), and CSI commenced a U.S. product launch in September 2007. The Diamondback 360° has been adopted by nearly 600 hospitals across the United States. For more information visit the company’s Web site at www.csi360.com.
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August 19, 2009

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, except per share and share amounts)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	$15,695	$9,892	$56,461	$22,177
Cost of goods sold	4,240	3,683	16,194	8,927

Gross profit	11,455	6,209	40,267	13,250

Selling, general and administrative	14,196	12,050	59,822	35,326
Research and development	2,827	5,406	14,678	16,068

Total expenses	17,023	17,456	74,500	51,394

Loss from operations	(5,568)	(11,247)	(34,233)	(38,144)

Other income (expense)
Interest expense	(519)	(7)	(2,350)	(7)
Interest income	200	155	3,380	1,167
Decretion (accretion) of redeemable convertible preferred stock warrants	—	(4)	2,991	(916)
Gain (impairment) on investments	250	(244)	(1,683)	(1,267)

Total other income (expense)	(69)	(100)	2,338	(1,023)

Net loss	(5,637)	(11,347)	(31,895)	(39,167)
Decretion (accretion) of redeemable convertible preferred stock	—	—	22,781	(19,422)

Net loss available to common shareholders	$(5,637)	$(11,347)	$(9,114)	$(58,589)

Net loss per common share:
Basic and diluted	$(0.40)	$(2.34)	$(1.13)	$(13.25)

Weighted average common shares used in computation:
Basic and diluted	14,006,891	4,854,979	8,068,689	4,422,326

Stock-based compensation supplemental detail (included in amounts above): (Dollars in Thousands)
Cost of goods sold	$109	$107	$475	$248
Selling, general and administrative	1,560	945	5,684	6,838
Research and development	171	107	612	295

Totals	$1,840	$1,159	$6,771	$7,381

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Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,	June 30,
	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$33,411	$7,595
Accounts receivable, net	8,474	4,897
Inventories	3,369	3,776
Prepaid expenses and other current assets	798	1,936

Total current assets	46,052	18,204

Auction rate securities put option	2,800	—
Investments, trading	20,000	—
Investments, available for sale	—	21,733
Property and equipment, net	1,719	1,041
Patents, net	1,363	980
Other assets	436	—

Total assets	$72,370	$41,958

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)

Current liabilities
Current maturities of long-term debt	$25,823	$11,888
Accounts payable	4,751	5,851
Accrued expenses	5,600	3,467
Deferred revenue	—	116

Total current liabilities	36,174	21,322

Long-term liabilities
Long-term debt, net of current maturities	4,379	—
Redeemable convertible preferred stock warrants	—	3,986
Other liabilities	1,485	100

Total long-term liabilities	5,864	4,086

Total liabilities	42,038	25,408

Commitments and contingencies
Redeemable convertible preferred stock	—	98,242
Total shareholders’ equity (deficiency)	30,332	(81,692)

Total liabilities and shareholders’ equity (deficiency)	$72,370	$41,958

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Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.
Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.
Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)

Revenue Components:	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009

Devices	$4,157	$6,867	$9,000	$10,664	$12,853	$13,694	$14,095
Other	474	787	892	982	1,151	1,421	1,600
Total revenue	$4,631	$7,654	$9,892	$11,646	$14,004	$15,115	$15,695

Device units sold	1,404	2,328	3,063	3,636	4,368	4,558	4,692

Customers, at quarter end	39	106	183	283	400	487	556
Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)

	Actual				Projected Range
	Three Months Ended		Year Ended		Three Months Ending
	June 30,		June 30,		Sept. 30, 2009
	2009	2008	2009	2008	High	Low
Loss from operations	$(5,568)	$(11,247)	$(34,233)	$(38,144)	$(5,900)	$(6,400)
Add: Stock-based compensation	1,840	1,159	6,771	7,381	2,100	2,100
Add: Depreciation and amortization	136	66	468	293	200	200

Adjusted EBITDA	$(3,592)	$(10,022)	$(26,994)	$(30,470)	$(3,600)	$(4,100)

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Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.
CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.
The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:
— Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of SFAS 123R and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.
— Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.
Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:
— Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.
— Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.
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— CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.
CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.
Contacts:

For Cardiovascular Systems Inc.	Padilla Speer Beardsley:
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	mbriggs@psbpr.com

Nancy A. Johnson
(612) 455-1745
njohnson@psbpr.com
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